Exhibit 10.3

LOCK UP AGREEMENT

THIS LOCK UP AGREEMENT (the “Agreement”) is entered into as of this 17th day of February, 2017 (the “Effective Date”) by and between the persons set forth on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”) and Wireless Telecom Group, Inc., a New Jersey corporation (the “Company”).

WHEREAS, the Stockholders and the Company are parties to that certain Share Purchase Agreement (the “Share Purchase Agreement”) of even date herewith by and among the Stockholders, the Company and Wireless Telecommunications Group, Ltd, a private company limited by shares incorporated in England and Wales with company registration number 10614152 whose registered office is at C/O Bryan Cave, 88 Wood Street, London, United Kingdom, EC2V 7AJ (“Buyer), pursuant to which the Buyer acquired Commagility Limited, a private limited company incorporated in England and Wales with registration number 05914025 and whose registered office is located at Charnwood Building, Holywell Park, Ashby Road, Loughborough, Leicestershire LE11 3AQ for a combination of cash and shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

WHEREAS, as consideration under the Share Purchase Agreement, the Stockholders will be issued an aggregate of 3,487,529 shares of Common Stock (in individual amounts set forth on Schedule A hereto) at the closing of the Share Purchase Agreement (the “Shares”) (subject always to the warranties and confirmations to be given by the Stockholders in relation thereto and the execution of this Lock Up Agreement and Clawback Escrow Agreement (as defined in the Share Purchase Agreement) by each of the Stockholders), of which 2,092,516 Shares shall be subject to the terms of the Clawback Escrow Agreement (the “Escrow Shares”) and the remainder will not be subject to the terms of that agreement (the “Non-escrow Shares”).

WHEREAS, as a condition of the Company’s and the Buyer’s entry into the Share Purchase Agreement, the parties agreed to restrict the sale, assignment, transfer, encumbrance or other disposition of the Shares by each Stockholder as hereinafter provided.

NOW THEREFORE, in consideration of the premises and of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	LOCK UP OF SHARES; PERMITTED LEAK OUTS.

(a)     Subject to clauses 1(b) and 1(e) below, each of the Stockholders hereby agrees that, without the prior written consent of the Company and except as set forth below, he or she, as applicable, will not during the period commencing on the Effective Date and ending on the date which is 30 calendar months following the Effective Date (the “Lock Up Period”) (i) offer, pledge, gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, such Shares as remain subject to the Lock Up from time to time (“Lock Up Shares”), or (ii) enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock Up Shares, whether any such transaction is to be settled by delivery of shares of the Company’s Common Stock or such other securities, in cash or otherwise ((i) and (ii) being hereinafter collectively referred to as the “Lock Up”);

(b)     On the date which is six (6) months following the Effective Date, and every six (6) months thereafter, until the expiration of the Lock-Up Period, 697,505 Shares shall be irrevocably and unconditionally released from the Lock Up, pro-rata with respect to each Stockholder, and shall thereby cease to be Locked Up Shares. It is agreed by the parties that the Non-escrow Shares shall be released from the Lock Up pursuant to this clause 1(b) in priority to the Escrow Shares;

(c)     The Stockholder hereby authorizes the Company during the relevant Lock Up Period to cause any transfer agent for his or her respective Lock Up Shares (as set forth on Schedule A hereto, as reduced from time to time in accordance with clause 1(b)) to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to such Lock Up Shares for which the Stockholder is the record holder and, in the case of Lock Up Shares subject to this Agreement for which the Stockholder is the beneficial but not the record holder, agrees during the relevant Lock Up Period applicable to those Lock Up Shares to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Lock Up Shares, if such transfer would constitute a violation or breach of this Agreement;

(d)     Notwithstanding the foregoing, upon the prior written consent of the Company, the Stockholder may transfer (the “Permitted Transfer”) Lock Up Shares as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of the Stockholder or a family member; provided that each transferee, donee or distributee of the Lock Up Shares shall sign and deliver to the Company a lock-up letter substantially in the form of this letter contemporaneously with such transaction; and

(e)     The Lock Up shall not apply (i) to transfers of all Shares held by the Stockholder in relation to an acceptance of a bona fide offer for the entire issued share capital of the Company (excluding any stock or shares already held by the offeror) by any person (a “Third Party Offer”) which is not an offer which is not approved by the board of directors of the Company and has been induced directly or indirectly by the Stockholder or any of the Stockholder’s affiliates; (ii) upon an intervening court order; (iii) to the transfer or disposal of Shares pursuant to a compromise or arrangement between the Company and its creditors or any class of them or between the Company and its members or any class of them which is agreed to by the creditors or members and sanctioned by the court; (iv) to the transfer of Shares pursuant to any offer by the Company to purchase its own shares; or (v) to any disposal required by any legal or regulatory requirement.

2.	RELEASES.

(a)     The Lock Up shall automatically terminate if a Change of Control should occur during the Lock Up Period. For the purposes of this Agreement, “Change of Control” shall

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mean any one of the following: (i) the consummation of a merger or consolidation of the Company with or into another any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity (collectively, a “Person”) (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation collectively continue to hold at least 50% of the earning power, voting power or capital stock of the surviving Person); (ii) the issuance, transfer, sale or disposition to another Person of the voting power or capital stock of the Company, if after such issuance, sale, transfer or disposition such Person would hold more than 50% of the voting power or capital stock of the Company; (iii) if the Persons who, on the date of this Agreement, constitute a majority of the board of directors of the Company or Persons nominated and/or appointed as directors by vote of a majority of such Persons, shall for any reason cease to constitute a majority of the Company’s board of directors; (iv) a sale, transfer or disposition of all or substantially all of the assets or earning power of Company; (iv) an order made for, or the adoption by the board of directors of the Company of a plan of the dissolution, liquidation or winding up of the affairs of the Company; or (v) the Company is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, or makes a proposal or similar action under the bankruptcy, insolvency or other similar laws of New Jersey or any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, dissolution or liquidation law or statute of any jurisdiction.

(b)     At any time during the Lock Up Period, in the sole discretion of the Company’s board of directors, the Company may elect to release some or all of the Lock Up Shares from the Lock Up in such amounts as it may determine.

3.       TRANSFER; SUCCESSOR AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. As provided above, any Permitted Transfer shall require the transferee to execute a lock up agreement in accordance with the same terms (including as to the release and/or termination of the Lock Up) set forth herein, provided that in respect of a Permitted Transfer of some (but not all) of the Lock Up Shares the Stockholder may (at his sole discretion) elect on which of the dates specified in clause 1(b) the Shares which are subject to the Permitted Transfer shall be released from the Lock Up pursuant to clause 1(b). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.	LEGENDS.

(a)      The Stockholder hereby agrees that each outstanding certificate representing the Lock Up Shares shall for such time as those Shares are subject to the Lock Up, in addition to any other legends as may be required in compliance with Federal securities laws, bear a legend reading substantially as follows:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK UP

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AGREEMENT DATED FEBRUARY __, 2017, BETWEEN THE ISSUER AND THE STOCKHOLDER LISTED ON THE FACE HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK UP AGREEMENT.

(b)     Upon the release or termination of the Lock Up in respect of any Lock Up Shares, and subject to the Stockholder returning to the Company any existing certificates representing those Shares, the Stockholder shall be entitled, and the Company shall provide a replacement certificate which does not bear the legend referred to at clause 4(a) above.

(c)     A copy of this Agreement shall be filed with the corporate secretary of the Company, shall be kept with the records of the Company and shall be made available for inspection by any stockholder of the Company. In addition, a copy of this Agreement shall be filed with the Company’s transfer agent of record.

5.       NO OTHER RIGHTS. The Stockholder understands and agrees that the Company is under no obligation pursuant to this Agreement to register the sale, transfer or other disposition of the Shares under the Securities Act of 1933, as amended, or to take any other action necessary in order to make compliance with an exemption from such registration available.

6.       SPECIFIC PERFORMANCE. The Stockholder acknowledges that there would be no adequate remedy at law if the Stockholder fails to perform any of its obligations hereunder, and accordingly agrees that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of the Stockholder under this Agreement in accordance with the terms and conditions of this Agreement. Any remedy under this Section 6 is subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

7.       NOTICES. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, or by telecopy, and shall be addressed to the Company at its principal offices and to the Stockholder at the address last appearing on the books and records of the Company.

8.       RECAPITALIZATIONS AND EXCHANGES AFFECTING SHARES. Except as otherwise provided herein, the provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Lock Up Shares, to any and all shares of capital stock or equity securities of the Company which may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise and which are derived from or attributable to Lock Up Shares from time to time, but not to any shares of capital stock or equity securities of the Company which are derived from Shares which have been released from the Lock Up.

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9.       GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Morris County in the State of New Jersey. The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Morris County, New Jersey, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Morris County, New Jersey has been brought in an inconvenient form.

10.     COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.     ATTORNEYS’ FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

12.     AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended with the written consent of the Company and the Stockholder. No delay or failure on the part of the Company in exercising any power or right under this Agreement shall operate as a waiver of any power or right.

13.     SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

14.     CONSTRUCTION. This Agreement has been entered into freely by each of the parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party.

15.     ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

WIRELESS TELECOM GROUP, INC.

By:	/s/ Timothy Whelan
Name: Timothy Whelan
Title: Chief Executive Officer

STOCKHOLDERS:

/s/ Paul Moakes
Name: Paul Moakes

/s/ Edward de Salis Young
Name: Edward de Salis Young

/s/ Martin Hollingshead
Name: Martin Hollingshead

/s/ Edward de Salis Young
Name: Simon Pack by his attorney Edward de Salis Young under a Power of Attorney dated 15 February 2017

[Signature Page to Lock Up Agreement]

Schedule A

Shares Issued to Stockholders

Name	Number of Shares	Percentage
Paul Moakes	871,882	25%
Simon Pack	871,882	25%
Edward de Salis Young	871,882	25%
Martin Hollingshead	871,882	25%

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